EXHIBIT 99.1

FOR RELEASE ON July 20, 2005 at 7:30 a.m. E.S.T.

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000

NEWS RELEASE

TASER International, Inc. Reports $13.2 million of Revenue for 2nd Quarter 2005

SCOTTSDALE, Ariz., July 20, 2005 — TASER International, Inc. (Nasdaq: TASR) a market leader in advanced non-lethal devices reported today that revenues for the second quarter of 2005 were $13.2 million, with income from operations of $0.6 million, net income of $0.5 million and basic and diluted earnings per share of $0.01. Compared to the second quarter of 2004, sales decreased by $3.1 million and net income decreased by $4.0 million. However, sequentially the business improved as revenues in the second quarter of 2005 increased by $3.0 million over the first quarter of 2005 and net income increased by $0.3 million over the first quarter of 2005.

During the second quarter of 2005 TASER International achieved several significant milestones including:

     1. Foreign sales were $1.7 million for the second quarter, with shipments to the United Kingdom totaling $1.4 million, following completion of extensive studies by the UK Defense, Scientific and Technical Laboratories (DSTL), within the Ministry of Defense, and the Home Office Scientific Development Branch. This study is available at http://publications.psdb.gov.uk/docs/Taser%20Report%202005%20Release%20V1Screen2.pdf. Year to date international sales were over $2.5 million, which exceeds total year 2004 international sales.

     2. The Company received a follow on order of $1.4 million from the United States Military following the completion of the Human Effects Risk Characterization study conducted by the Human Effects Center of Excellence within the Department of Defense. This study is available at http://www.iacp.org/research/CuttingEdge/HECOEReport.pdf

     3. The Company completed construction and moved into its state-of-the-art 100,000 square foot manufacturing facility and corporate headquarters.

     4. A human cardiac safety study concerning TASER™ technology was published in a supplemental edition of Academic Emergency Medicine. This study is available at http://www.aemj.org/cgi/content/abstract/12/5_suppl_1/71

     5. A Canadian national study supportive of TASER technology was released. This study is available at http://www.cprc.org/docs/bcopcc_final.pdf

     6. The completion of the Wisconsin Department of Justice, Law Enforcement Standards Board's recommendations for training for employment of an electronic control devices, including TASER brand devices, by law enforcement officers in Wisconsin. This study is available at https://wilenet.org/html/taser/TSReport.pdf

“We are pleased that, despite a challenging environment, we achieved improvements in both sales and net income compared to the first quarter of 2005,” said Rick Smith, Chief Executive Officer of TASER International, Inc. “In the second quarter, we invested significant resources defending our product safety record against what we believe to be misleading information in the public domain. Accordingly, sales general and administrative expenses increased significantly, particularly in the areas of legal services and public education campaigns. In addition to these efforts, we have remained focused on key operating priorities such as improving efficiencies and capitalizing on growth opportunities abroad. I am pleased to report we increased profitability and top-line sales over the prior quarter, and we remain optimistic about the future of our revolutionary, life-saving technology,” concluded Smith.

The Company will be hosting its second quarter earnings conference call on Wednesday, July 20, 2005 at 10:00 a.m. ET. The conference call is available via webcast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 866-831-6270 or 617-213-8858 and use the passcode: 73556575.

About TASER International, Inc.

TASER International, Inc. provides advanced non-lethal devices for use in the law enforcement, military, private security and personal defense markets. TASER devices use proprietary technology to safely incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens or themselves. TASER technology saves lives every day, and the use of TASER devices dramatically reduces injury rates for police officers, and suspects. For more information on TASER life-saving technology, please call TASER International at (480) 444-4000 or visit our website at www.TASER.com.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-Qs and its Annual Report on Form 10-KSB/A.

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	June 30, 2005	June 30, 2004

Net Sales	$13,206,659	$16,322,007

Cost of Products Sold:
Direct manufacturing expense	3,525,670	4,105,537
Indirect manufacturing expense	1,290,429	1,354,247

Total Cost of Products Sold	4,816,099	5,459,784

Gross Margin	8,390,560	10,862,223
Sales, general and administrative expenses	7,458,533	3,359,395
Research and development expenses	351,441	212,910

Income from Operations	580,586	7,289,918
Interest income	347,837	55,118
Interest expense	(15)	(392)
Other income (expense), net	(59,360)	5,788

Income before income taxes	869,048	7,350,432
Provision for income tax	360,000	2,860,000

Net Income	$509,048	$4,490,432

Income per common and common equivalent shares
Basic	$0.01	$0.08
Diluted	$0.01	$0.07
Weighted average number of common and common equivalent shares outstanding
Basic	61,319,959	57,558,688
Diluted	63,951,739	64,437,526

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Six Months Ended
	June 30, 2005	June 30, 2004

Net Sales	$23,410,820	$29,458,561

Cost of Products Sold:
Direct manufacturing expense	6,635,876	7,278,059
Indirect manufacturing expense	2,708,248	2,714,227

Total Cost of Products Sold	9,344,124	9,992,286

Gross Margin	14,066,696	19,466,275
Sales, general and administrative expenses	12,710,697	5,928,683
Research and development expenses	698,804	480,005

Income from Operations	657,195	13,057,587
Interest income	546,712	93,786
Interest expense	(103)	—
Other income (expense), net	(59,735)	6,085

Income before income taxes	1,144,069	13,157,458
Provision for income tax	467,000	5,116,000

Net Income	$677,069	$8,041,458

Income per common and common equivalent shares
Basic	$0.01	$0.14
Diluted	$0.01	$0.13
Weighted average number of common and common equivalent shares outstanding
Basic	61,209,420	55,477,972
Diluted	64,152,543	62,513,808

TASER International, Inc.
Balance Sheets
(Unaudited)

	June 30, 2005	December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$16,461,623	$14,757,159
Short-term investments	2,006,782	17,201,477
Accounts receivable, net	6,525,683	8,460,112
Inventory	9,162,411	6,840,051
Prepaids and other assets	1,372,913	1,639,734
Income tax receivable	56,966	52,973
Current deferred income tax asset	10,493,116	11,083,422

Total Current Assets	46,079,494	60,034,928
Long-term investments	25,535,643	18,071,815
Property and Equipment, net	20,764,653	14,756,512
Deferred income tax asset	16,600,142	15,310,207
Intangible assets, net	1,298,859	1,279,116

Total Assets	$110,278,791	$109,452,578

Liabilities and Stockholders’ Equity

Current Liabilities
Current portion of capital lease obligations	$—	$4,642
Accounts payable and accrued liabilities	7,207,537	8,827,132
Customer deposits	209,853	102,165

Total Current Liabilities	7,417,390	8,933,939
Deferred Revenue	650,808	607,856

Total Liabilities	8,068,198	9,541,795

Stockholders’ Equity
Common Stock	613	609
Additional Paid-in Capital	77,473,547	75,850,810
Retained Earnings	24,736,433	24,059,364

Total Stockholders’ Equity	102,210,593	99,910,783

Total Liabilities and Stockholders’ Equity	$110,278,791	$109,452,578

Other Selected Data:

TASER International, Inc.
Selected Cash Flows Information
(Unaudited)

	For the Six Months Ended
	June 30, 2005	June 30, 2004
Net income	$677,069	$8,041,458
Depreciation and amortization	706,055	255,364
Net cash (used) provided by operating activities	(795,644)	13,174,102
Net cash provided (used) by investing activities	2,061,147	(2,081,791)
Net cash provided by financing activities	438,961	7,595,761
Cash and Cash Equivalents, end of period	16,461,623	34,566,398

For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., +1-480-905-2002. Visit the company’s web-site at www.TASER.com for facts and video.

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